Exhibit 4.22

To:	Banc of America Securities Limited as Agent, and Syngenta AG as the Company

From:	Syngenta AG Schwarzwaldallee 215 4058 Basel Switzerland

Dated:	September, 2014

Syngenta AG –  US$1,500,000,000 Facilities Agreement
dated 2nd November 2012 (the “Agreement”)

1.
We refer to the Facilities Agreement. This is an Extension Request. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 3 (Extension of the Termination Date) of the Facilities Agreement.

3.	We wish to request through you that each Lender extend in the case of a First Anniversary Extending Lender the Termination Date for a period of a further one year.

4.	We confirm that the Repeating Representations are true and correct in all material respects as at the date hereof.

For and on behalf of

Syngenta AG

/s/ John Ramsay	/s/ Daniel Michaelis
John Ramsay Chief Financial Officer	Daniel Michaelis Senior Counsel

20th October 2014

Syngenta AG
Schwarzwaldallee 215
4058 Basel
Switzerland

Attn:	John Ramsey, Chief Financial Officer
Daniel Michaelis, Senior Counsel

CC - The Lenders

Dear Sirs,

USD 1,500,000,000 Facilities Agreement dated 2nd November 2012 (the “Agreement”) .

Further to your Second Extension request dated 26th September 2014 (dated September 2014) in accordance with clause 3.2(a) of the above mentioned agreement, we are pleased to confirm that all Lenders have agreed to the Second Extension Request, and the Facility has now been extended for a further year to 1st November 2019.

Yours faithfully

/s/ Karen Hall

Karen Hall
Assistant Vice President
EMEA Agency Management
Tel: +44 (0)20 7996 4509
Email: karen.hall@baml.com

Bank of America Merrill Lynch International Limited
2 King Edward Street, London EC1A 1HQ
Wholly-owned subsidiary of Bank of America, N.A.
Registered Office: 2 King Edward Street, London EC1A 1HQ, United Kingdom
Company no. 1009248 England V.A.T. Registration no. GB 245 1224 93
Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority